UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2019

BROADCOM INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38449	35-2617337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1320 Ridder Park Drive, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

(408) 433-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Director Appointment

Effective January 8, 2019, the Board of Directors (the “Board”) of Broadcom Inc. (the “Company”) appointed Harry L. You as an independent director of the Company, and as a member of the Audit Committee.

Mr. You, age 59, is the President, Chief Financial Officer and a director of GTY Technology Holdings Inc., a public blank check company focusing on the technology industry, including software and services, which raised $552 million in gross proceeds in its initial public offering in November 2016. From 2008 to 2016, Mr. You served as the Executive Vice President in the Office of the Chairman of EMC Corporation. Mr. You joined EMC in 2008 to oversee corporate strategy and new business development, which included mergers and acquisitions, joint ventures and venture capital activity. Mr. You was Chief Executive Officer of BearingPoint Inc. from 2005 to 2007 and also served as BearingPoint’s Interim Chief Financial Officer from 2005 to 2006. From 2004 to 2005, Mr. You served as Executive Vice President and Chief Financial Officer of Oracle Corporation, helping begin Oracle’s acquisition run with the takeovers of Peoplesoft, Inc. and Retek in 2005. From 2001 to 2004, Mr. You served as Chief Financial Officer of Accenture Ltd. Mr. You also previously spent 14 years in the financial services industry, including serving as a managing director in the Investment Banking Division of Morgan Stanley. Mr. You served on the board of directors of Korn/Ferry International, a global executive recruiting company, from 2004 to 2016, and has been a trustee of the U.S. Olympic Committee Foundation since 2016. Mr. You’s qualifications to serve on our Board include his extensive and varied merger and acquisitions experience, financial and strategic planning expertise, public company financial management experience, and executive leadership roles at various technology-driven companies.

Mr. You will participate in the non-employee director compensation arrangements generally applicable to all of the Company’s non-employee directors. Under the terms of those arrangements, as currently in effect, Mr. You received an initial restricted share unit award with a value of $55,000 on January 8, 2019, his first date of service as a director, which will vest in full on the earlier of (i) the first anniversary of the grant date and (ii) the date on which the Company’s annual meeting of stockholders immediately following the grant date is held, subject to his continuing service on the vesting date. The number of shares subject to this award was determined by dividing the value of the award by the average of the Company’s per share closing market prices, as quoted on the Nasdaq Global Select Market, over the 30 calendar days immediately preceding January 8, 2019. In addition, Mr. You will be entitled to receive the annual cash and equity compensation payable to other non-employee directors of the Company. Details regarding the Company’s non-employee director compensation program are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2018.

Director Retirement

In addition, pursuant to the Company’s Corporate Governance Guidelines, Lewis C. Eggebrecht, having reached the age of 75, offered his resignation as a director of the Company, to be effective as of the date of the Company’s 2019 annual meeting of stockholders. Mr. Eggebrecht’s offer of resignation was accepted by the Board on January 8, 2019. Mr. Eggebrecht’s departure from the Board is not due to any disagreement between him and the Company. Mr. Eggebrecht continues to serve as a member of the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROADCOM INC.

Date: January 9, 2019	By:	/s/ Thomas H. Krause, Jr.
		Name:	Thomas H. Krause, Jr.
		Title:	Chief Financial Officer